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Cytomedix Completes Acquisition of Procuren From Curative; 1/2/1 13:54 (New
York)

Company Expands Cellular Therapy Portfolio

Business Editors, Health/Medical Writers

DEERFIELD, Ill.--(BUSINESS WIRE)--Jan. 2, 2001--Cytomedix, Inc. (OTC BB:
CYDX.OB) and its affiliates today announced that it has completed the acquisition of the worldwide manufacturing, sales and distribution rights to Procuren(R) solution, a proprietary wound-healing agent, from Curative Health Services, Inc. (NASDAQ: CURE) for $3.8 million. The Procuren acquisition expands Cytomedix's product portfolio, which includes AuTolo-Gel(TM), its proprietary system for the treatment of non-healing wounds.

         "With the closing of the acquisition of Procuren, we have moved our business forward. We're committed to building a robust cellular therapy portfolio," said James A. Cour, president and chief executive officer, Cytomedix, Inc. "This acquisition enables us to offer our customers two therapeutic options for chronic wound care and expand our distribution channels for AuTolo-Gel."

         Procuren is currently distributed exclusively in the U.S. through the more than 130 clinics managed by Curative Health Services. AuTolo-Gel will also be made available to Curative's clinics on a non-exclusive basis. Cytomedix will market both AuTolo-Gel and Procuren outside the United States. Cytomedix will assume responsibility for 34 processing facilities located throughout the United States.

         About Cytomedix, Inc.: Cytomedix is engaged in the development and sale of cellular therapies and molecular biotechnology products for the treatment of disease. The company licenses its AuTolo-Gel process to hospitals and clinics for the treatment of chronic wounds such as diabetic foot, venous statis and pressure ulcers.

         This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Cytomedix Inc. (The Company) or industry results to be expressed or implied by such forward looking statements.

         Readers of this press release may obtain additional information on The Company in reports and other information filed in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such reports and other information filed by The Company can be inspected and copied at the public reference facilities maintained by the Commission at the Public Reference Room, 450 Fifth Street, N.W., Washington, DC 20549.


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         Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission, Washington, DC, 20549 or by calling the Commission at 1-800-SEC-0330.

         In addition, Registration Statements and other filings made with the Commission through its Electronic Data Gathering Analysis and Retrieval System ("EDGAR") and publicly available through the Commission's website located at http://www.sec.gov.

    --30--SB/na*

    CONTACT: Fleishman Hillard Inc.
             Laurel Green, 312/751-3626
             greenl@fleishman.com